As filed with the Securities and Exchange Commission on August 31, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LATTICE SEMICONDUCTOR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	93-0835214
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 SW Fifth Ave, Ste 700

Portland, Oregon 97204

(Address of principal executive offices, including zip code)

Inducement Awards Governed by the Lattice Semiconductor Corporation 2013 Incentive Plan

(Full title of the plan)

Byron W. Milstead

Corporate Vice President, General Counsel and Corporate Secretary

111 SW Fifth Ave, Ste 700

Portland, Oregon 97204

503-268-8000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Danielle Benderly

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, Oregon 97209-4128

503-727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, $0.01 par value (1)	2,450,000	$8.01	$19,624,500	$2,443.25

(1)	To be issued pursuant to inducement awards issued outside of, but governed by, the Lattice Semiconductor Corporation 2013 Incentive Plan.
(2)

Plus an indeterminate number of additional shares that may be issued as a result of an adjustment to the number of shares to be issued pursuant to the plan resulting from any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share is estimated to be $8.01 based on the average of the high sales price ($8.13) and the low sales price ($7.89) for the Registrant’s Common Stock as reported by the Nasdaq Stock Market on August 30, 2018.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed on March 14, 2018, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)    The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018, filed on May 8, 2018 and August 3, 2018, respectively;

(c)    The Registrant’s Current Reports on Form 8-K filed on February 8, 2018, March 12, 2018, March 13, 2018, May 9, 2018, July 18, 2018, August 27, 2018 and August 28, 2018; and

(d)    The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on September 27, 1989, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with the respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions except that indemnification only extends to expenses (including attorneys’ fees) and the statute requires court approval that the person is fairly and reasonably entitled to indemnity for such expenses before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Restated Certificate of Incorporation (the “Certificate”), limits, to the maximum extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, the personal liability of directors for monetary damages for their conduct as a director. The Registrant’s Bylaws, as amended and restated (the “Bylaws”), provide that the Registrant shall indemnify its directors, and may indemnify its officers, employees and other agents, to the fullest extent permitted by law against expenses, liabilities and loss, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlements, reasonably incurred or suffered in connection with any proceeding arising out of their status as our agent. The Registrant’s Bylaws also allow the Registrant to purchase and maintain insurance on behalf of any person who is or was one of the Registrant’s directors, officers, employees or agents against any expense, liability or loss, whether or not the Registrant would have the power to indemnify the person under the Delaware General Corporation Law.

The Registrant has also entered into indemnification agreements with directors, officers and certain employees, under which, among other things, the Registrant has agreed to indemnify the Registrant’s directors, officers and certain employees, subject to certain conditions and limitations, for certain amounts, including attorneys’ fees, judgments, fines, penalties, settlement amounts and any other amounts reasonably incurred or suffered by any such person in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant, to which such person is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that such person is, was or at any time becomes a director, officer, employee or agent of the Registrant or of any other company or enterprise with respect to which the person served in such capacity at the request of the Registrant.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Lattice Semiconductor Corporation 2013 Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2018 Annual Meeting of Stockholders filed on April 10, 2018 (File No. 000-18032))

Item 9. UNDERTAKINGS

A.    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on August 31, 2018.

Lattice Semiconductor Corporation

/s/ Byron W. Milstead
By:	Byron W. Milstead Corporate Vice President, General Counsel & Secretary

POWER OF ATTORNEY

Each person whose signature appears below authorizes Max Downing and Byron W. Milstead, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on August 31, 2018.

Signature	Title

/s/ Glen Hawk Glen Hawk	Interim Chief Executive Officer (Principal Executive Officer)

/s/ Max Downing Max Downing	Corporate Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Robin A. Abrams Robin A. Abrams	Director

/s/ Brian M. Beattie Brian M. Beattie	Director

/s/ John Bourgoin John Bourgoin	Director

/s/ Mark E. Jensen Mark E. Jensen	Director

/s/ James P. Lederer James P. Lederer	Director

/s/ John E. Major John E. Major	Director

/s/ Krishna Rangasayee Krishna Rangasayee	Director

/s/ D. Jeffrey Richardson D. Jeffrey Richardson	Director